Exhibit E

PLX TECHNOLOGY, INC.
(the “Company”)

PAPER ELECTION WITHDRAWAL NOTICE

To PLX Technology, Inc.:

I previously received a copy of the Company’s offering materials filed with the Securities and Exchange Commission on Schedule TO on March 31, 2009 (the “Offering Materials”), and completed the election form, in which I elected to tender my Eligible Option(s). I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to the Company in accordance with the terms set forth in the Offering Materials, none of my Eligible Options will be repurchased and instead continue to be governed by the Company’s PLX 2008 Equity Incentive Plan, 1999 Stock Incentive Plan, as amended and restated and 1998 Stock Incentive Plan, and the relevant option agreement(s) between the Company and me. I further understand that this Notice will only be effective upon receipt by the Company in the manner described in the Offering Materials and such receipt must occur prior to the expiration of the offer. Capitalized terms used but otherwise not defined herein will have the meanings set forth in the Offer to Purchase dated March 31, 2009.

I have completed and signed this Notice exactly as my name appears on my original election form.

Signature:
Print Name:
Employee ID:
Date:

FAX, EMAIL OR HAND DELIVER THIS ENTIRE PAPER WITHDRAWAL FORM TO VIKKI LA NO LATER THAN 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MAY 1, 2009.

Fax to 408-328-3598
Email to vla@plxtech.com
Hand deliver to:
Vikki La
PLX Technology, Inc.
870 W. Maude Avenue
Sunnyvale, California 94085

DELIVERY OF YOUR PAPER WITHDRAWAL FORM OTHER THAN VIA FACSIMILE, EMAIL OR
HAND DELIVERY, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER
ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.